UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 8, 2007

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

468 N. Camden Drive, Suite 315, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 285-5350

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 8, 2007, the Delaware Court of Chancery (the “Court”) entered an Order and Final Judgment (the “Order”), approving the settlement of the complaint entitled Laurence Paskowitz v. Csaba Toro et al., C.A. No. 2110-N (the “Complaint”), authorizing the parties to consummate the settlement in accordance with its terms, certifying the class and dismissing the litigation with prejudice.

On April 26, 2006, the Complaint was initially filed in the Court by a stockholder of Emvelco Corp. (the “Company”) against the Company, each of the Company's Directors and CORCYRA d.o.o., a stockholder of the Company that beneficially owned 39.81% of the Company's outstanding common stock at the date of the lawsuit.

The Company denied any and all allegations of wrongdoing; however, in the interests of conserving resources, on April 28, 2006, the parties to the litigation entered into a Memorandum of Understanding providing for, subject to confirmatory discovery by plaintiff, the negotiation of a formal stipulation of a settlement of the litigation.

The parties conducted confirmatory discovery, and thereafter, entered into a stipulation of settlement on April 3, 2007. The settlement provided for dismissal of the litigation with prejudice and was subject to Court approval. As part of the settlement, the Company agreed to pay attorneys' fees and expenses to plaintiff's counsel in the amount of $150,000. Pursuant to the settlement, the Company also sent out notices to the members of the class on May 3, 2007. A fairness hearing took place on June 8, 2007, and, as stated above, the Order was entered on June 8, 2007.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

By:	/s/ YOSSI ATTIA
Name: Yossi Attia
Title: Chief Executive Officer

Date: June 18, 2007
Beverly Hills, California